Exhibit 99.1

FOR IMMEDIATE RELEASE

Media and Investor contact:

Christopher Bona

Head of Communications

312.292.5052

investorinfo@ryerson.com

Joseph T. Ryerson & Son, Inc. Completes Offering of 11.00%

Senior Secured Notes due 2022 and Announces

Early Tender Results

Irrevocable Notice of Redemption Distributed to Holders of 9% Senior Secured Notes due 2017

CHICAGO – May 24, 2016 – Ryerson Holding Corporation (NYSE: RYI) announced today that Joseph T. Ryerson & Son, Inc., its wholly owned subsidiary (“JT Ryerson”), has completed its previously announced offering of $650 million aggregate principal amount of its 11.00% Senior Secured Notes due 2022 (the “2022 Notes”) in a private offering to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended, and non-U.S. persons outside the United States under Regulation S under the Securities Act of 1933, as amended.

The 2022 Notes were priced to investors at 100 percent of their principal amount and will mature on May 15, 2022. JT Ryerson’s obligations under the 2022 Notes will be guaranteed by the Company as well as certain subsidiaries of JT Ryerson. The 2022 Notes and the related guarantees will be secured by a first-priority security interest in substantially all of JT Ryerson’s and each guarantor’s present and future assets located in the United States (other than receivables, inventory, money, deposit accounts and related general intangibles, certain other assets and proceeds thereof), subject to certain exceptions and customary permitted liens. The 2022 Notes and the related guarantees will also be secured on a second-priority basis by a lien on the assets that secure JT Ryerson’s and the Company’s obligations under their senior secured asset-based revolving credit facility.

-more-

In addition, JT Ryerson announced that as of 5:00 p.m., New York City time, on May 23, 2016 (the “Consent Time”), approximately $560 million principal amount (or approximately 98.3% of the outstanding principal amount) of its 9% Senior Secured Notes due 2017 (the “2017 Notes”) have been tendered in connection with the previously announced cash tender offer (the “Offer”) for any and all outstanding 2017 Notes. JT Ryerson also received the requisite consents for the proposed amendments to the indenture governing the 2017 Notes to eliminate most of the covenants and certain default provisions applicable to the 2017 Notes, as well as shorten the notice required to be given to holders from 30 days to 3 days in the case of a redemption of the 2017 Notes.

Title of Security	CUSIP No.	Outstanding Principal Amount	Principal Amount Tendered
9% Senior Secured Notes due 2017 issued by Joseph T. Ryerson & Son, Inc.	78375RAB9	$569.9 million	$560 million

Payment for 2017 Notes validly tendered and not properly withdrawn on or prior to the Consent Time and accepted for purchase by JT Ryerson will be made today, May 24, 2016 (the “Early Settlement Date”). Payment for 2017 Notes validly tendered and not properly withdrawn after the Consent Time and on or prior to 11:59 p.m., New York City time, on June 7, 2016 (the “Expiration Time”) and accepted for purchase will be made promptly after the Expiration Time.

Today, an irrevocable notice of redemption was distributed to holders of the 2017 Notes not accepted for tender on the Early Settlement Date. The redemption of the outstanding aggregate principal amount of all of the 2017 Notes is scheduled to occur on May 27, 2016.

-more-

The complete terms and conditions of the Offer are described in JT Ryerson’s Offer to Purchase and Consent Solicitation Statement, dated May 10, 2016 (the “Offer to Purchase”), copies of which may be obtained by contacting Ipreo LLC, the information agent for the Offer, at (212) 849-3880 (bankers and brokers) or (888) 593-9546 (toll-free). BofA Merrill Lynch is the dealer manager for the Offer and the solicitation agent for the related consent solicitations (the “Consent Solicitations”). Additional information concerning the Offer and Consent Solicitations may be obtained by contacting BofA Merrill Lynch, at (980) 388-3646 (collect) or (888) 292-0070 (U.S. toll-free).

This press release is for informational purposes only and is not a recommendation, an offer to purchase, an offer to sell, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely pursuant to the Offer to Purchase and related Letter of Transmittal that is being distributed to holders of 2017 Notes.

The 2022 Notes are not registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Canada, Mexico and China. The company serves a variety of industries, including customers making products or equipment for commercial ground transportation, metal fabrication and machine shops, industrial machinery and equipment, consumer durables, HVAC, construction, food processing and agriculture, as well as oil and gas. Founded in 1842, Ryerson is headquartered in the United States and has approximately 3,500 employees in approximately 100 locations.

-more-

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations regarding certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

###